Exhibit 5

THE LAZARD REPORT

A History of Underperformance

Information Source: Public sources.

(a)
Mr. Parsons became CEO effective at the Annual Meeting on May 16, 2002. Mr. Parson's appointment as CEO was made on December 5, 2001 as part of a senior management succession plan.

(b)
The overall index used to benchmark TWX's stock price performance is weighted so that the performance of the five sub-indices reflects the 2005PF OIBDA contribution (2005 as reported OIBDA excluding corporate expense and pro forma for the Adelphia/Comcast transactions) of each of TWX's five divisions. AOL, Networks, Filmed Entertainment, Publishing and Cable represent 16%, 25%, 11%, 10% and 38%, respectively, of the total 2005PF OIBDA of TWX. Internet index includes YHOO, EBAY, GOOG, IACI, ELNK, UNTD and AMZN. Networks and Filmed Entertainment index includes VIA.B, NWS.A, DIS, SSP and L. Publishing index includes Emap, MSO, MDP, PRM, RDA, MHP, SCHL and JW.A. Cable index includes CMCSA and CVC. Indexes are weighted by market capitalization.

(c)
Diversified Media index includes Disney, Liberty Media, News Corp., Scripps and Viacom. Index is weighted by market capitalization.